Exhibit 10.2

Freeport-McMoRan Copper & Gold Inc.

December 5, 2012

James C. Flores

Plains Exploration & Production Company

700 Milam Street, Suite 3100

Houston, Texas 77002

Dear Jim:

Reference is made to the transactions contemplated by that certain Agreement and Plan of Merger by and among Freeport McMoRan Copper & Gold Inc. (“Freeport”), Plains Exploration & Production Company (“Plains”) and IMONC LLC (“Merger Sub”), to be executed concurrently with this letter agreement (the “Merger Agreement”) pursuant to which Plains will merge into Merger Sub and become a direct wholly owned subsidiary of Freeport (the “Merger”). The parties acknowledge that in the event that the Merger is not consummated, this letter agreement will become null and void ab initio and of no further force and effect.

Following the Closing Date (as defined in the Merger Agreement), you will be appointed the Vice-Chairman of Freeport and Chief Executive Officer of the oil and gas business of Freeport, with sole oversight of the oil and gas businesses and operations of Freeport, with the duties, authorities and responsibilities commensurate with such titles and offices and such other duties and responsibilities as reasonably may be assigned to you by the Chairman of Freeport commensurate with that position, and you will initially be appointed (and thereafter be nominated) to serve as a member of the Board of Directors of Freeport. During your employment with Freeport, you will report directly to the Chairman of Freeport, you will receive an annual base salary that is no less than the annual base salary applicable to each of the current Chairman of Freeport and the current President and Chief Executive Officer of Freeport (the “peer executives”), as in effect from time to time (currently $2,500,000), you will be eligible for an annual incentive award based on an annual target incentive opportunity that is the same as the annual target incentive opportunity applicable to the peer executives as determined by the Compensation Committee of Freeport, and you will be eligible to participate in all incentive compensation, savings, welfare benefit and fringe benefit plans and arrangements and any retirement plan or arrangement adopted in the future (which in all cases excludes the current supplemental executive retirement plan in which the peer executives participate), in each case applicable to the peer executives, as in effect from time to time.

In consideration for the foregoing and other good and valuable consideration, including the payment of the Merger Consideration (as defined in the Merger Agreement) for your wholly owned shares of Plains common stock as of the Closing Date, you agree to waive your right to resign from Plains (or any successor entity, including Freeport) for Good Reason (as defined in your amended and restated employment agreement with Plains, dated as of June 9, 2004, as amended on October 30, 2007 (the “Employment Agreement”)) or otherwise claim breach of the Employment Agreement solely (A) as a result of the Merger pursuant to Section 6(e)(vi) of the Employment Agreement, (B) pursuant to clause (iv) of Section 6(e) of the Employment Agreement due to the principal executive offices of Freeport being outside the greater Houston, Texas metropolitan area or your being located somewhere other than Freeport’s principal executive offices, it being agreed that your principal office shall be located in Houston, Texas or (C) pursuant to Section 3 and/or clauses (i) and (v) (with respect to committee membership) of Section 6(e) of the Employment Agreement due to your not being the Chief Executive Officer or Chairman of Freeport or serving in any other position at Plains or its affiliates or on any committee existing at Plains or its affiliates, which waivers shall apply to all arrangements and agreements which contain any such right or commitments, including, without limitation, any Company Stock Plans (as defined in the Merger Agreement) (and the related award agreements), the Amended and Restated Long-Term Retention and Deferral Agreement and the Plains Executives’ Long-Term Retention & Deferred Compensation Plan (and any successor or predecessor plans or agreements). For the avoidance of doubt, you shall retain the Good Reason protections set forth in the Employment Agreement; provided; however, that none of the changes to your employment arrangements contemplated by the waivers or other terms or arrangements set forth in this letter agreement shall contribute to or constitute Good Reason.

Furthermore, the parties agree that the Merger will constitute a Change in Control (as defined in the Company Stock Plans) for purposes of the Company Stock Plans (and related award agreements), the Amended and Restated Long-Term Retention and Deferral Agreement, the Plains Executives’ Long-Term Retention & Deferred Compensation Plan and your Employment Agreement, and pursuant to such plans and agreements, subject to the occurrence of the Closing Date, the stock-settled equity-based awards set forth on Exhibit A to this letter agreement (the “Vesting Equity Awards”) will immediately vest (including the deferred restricted stock unit awards for which Plains has a contractual commitment to credit in the future) and for the purposes of the Merger Agreement such Vesting Equity Awards will be “Company Non-Electing RSUs” and will be paid in shares of Freeport common stock in accordance with the Merger Agreement. You agree that, notwithstanding anything to the contrary in any Company Stock Plan, award agreement or any other agreement or arrangement, the shares of Freeport common stock delivered to you in settlement of the Vesting Equity Awards will be subject to a holding requirement from the Closing Date through the third anniversary of the Closing Date (the “Holding Period”); provided, however, that, at your election, the number of shares delivered in settlement of your Vesting Equity Awards will be reduced as necessary in order to satisfy your income and employment tax liabilities with respect to such delivery at an individual Federal income tax withholding rate based on a reasonable estimate of the tax rate applicable to you. Notwithstanding the foregoing, (i) during the Holding Period you will have the right to transfer shares of Freeport common stock for estate or charitable planning purposes to any person who would be a permitted transferee of Freeport equity awards if they were to be registered on Form S-8 promulgated by the Securities and Exchange Commission; provided that the transfer restrictions on such shares will continue to apply to such permitted transferees through the end of the Holding Period and (ii) the Holding Period will immediately terminate upon a “Change of Control” of Freeport as defined in Freeport’s Amended and Restated Executive Employment Agreement with its Chief Executive Officer dated as of December 2, 2008 or if your employment with Freeport is terminated (A) by you for Good Reason (as defined in your Employment Agreement taking into account the waivers set forth above and other terms and arrangements of this letter agreement), (B) by Freeport without Cause (as defined in the Employment Agreement) or (C) due to your death or disability.

You also agree that, following the execution of the Merger Agreement, you will reasonably cooperate with Freeport and Plains with respect to mitigating potential liability pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, including with respect to the valuation of non-competition arrangements, and the acceleration of bonuses and other awards in calendar year 2012, to the extent such cooperation is not detrimental to you or Plains, taking into account your 280G excise tax gross-up set forth in Section 6(j) of the Employment Agreement (Full Tax Gross-Up of Payments), which shall remain in effect in any event. You and Freeport agree that so long as you and each of Plains’ three current executive vice presidents are employed by Plains or any affiliate of Freeport, each of them shall report directly and exclusively to you, except if you determine that any such executive vice president shall cease reporting to you.

You, Plains and Freeport agree that subject to your continued employment by Plains as of the Closing Date, from and after the Closing Date, Freeport will assume the Employment Agreement and the Employment Agreement and all of its terms will continue to be in full force and effect, subject only to

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your waiver of those provisions you have expressly agreed to waive in this letter agreement and the other terms of this letter agreement.

You acknowledge that you understand that the waivers and other provisions set forth in this letter agreement amend your Employment Agreement and the other plans and agreements under which you have rights and obligations. As such, there will not be strict interpretation against Freeport or Plains in connection with any review of or dispute with respect to this letter agreement in which interpretation thereof is an issue. You further acknowledge that: (i) this letter agreement is executed voluntarily and without any duress or undue influence on the part or behalf of Freeport, Plains or any of their respective affiliates; (ii) this entire letter agreement is written in a manner calculated to be understood by you; and (iii) you are fully aware of the legal and binding effect of this letter agreement.

The foregoing represents a legally binding commitment of the parties hereto. The parties may finalize additional documentation in forms to be mutually agreed to reflect the above; provided, however, that if no additional documentation with respect to the matters set forth herein is entered into, this letter agreement shall continue in full force and effect. This letter agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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Please sign below to indicate your acknowledgment and acceptance of the terms of this letter agreement.

Very truly yours,

By:	/s/ Kathleen L. Quirk
Name:	Kathleen L. Quirk
Title:	Executive Vice President, Chief Financial Officer & Treasurer

[Signature Page to Waiver Letter]

Agreed to and acknowledged

as of the 5th day of December, 2012:

/s/    James C. Flores

James C. Flores

Also agreed to and acknowledged as of the 5th day of December, 2012

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ Winston M. Talbert
Name:	Winston M. Talbert
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ John F. Wombwell
Name:	John F. Wombwell
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Waiver Letter]

EXHIBIT A

OUTSTANDING OR COMMITTED UNVESTED EQUITY-BASED AWARDS

Form of Equity	Number of Shares/Units Outstanding	Grant Date	Regular Vesting Date (no CIC)	Form of Consideration (Company Non-Electing RSUs)
RSU	29,250	2/10/2010	3/31/2014	Parent Common Stock
RSU	29,250	2/10/2010	3/31/2015	Parent Common Stock
RSU	40,500	2/9/2011	3/31/2014	Parent Common Stock
RSU	29,250	2/9/2011	3/31/2015	Parent Common Stock
RSU	29,250	2/9/2011	3/31/2016	Parent Common Stock
RSU	20,250	2/8/2012	3/31/2014	Parent Common Stock
RSU	20,250	2/8/2012	3/31/2015	Parent Common Stock
RSU	14,625	2/8/2012	3/31/2016	Parent Common Stock
RSU	14,625	2/8/2012	3/31/2017	Parent Common Stock
RSU*	200,000	9/30/2008	9/30/2013	Parent Common Stock
RSU*	200,000	9/30/2009	9/30/2014	Parent Common Stock
RSU*	200,000	9/30/2010	9/30/2015	Parent Common Stock
RSU*	200,000	9/30/2011	9/30/2015	Parent Common Stock
RSU*	200,000	9/30/2012	9/30/2015	Parent Common Stock
RSU**	200,000	9/30/2013	9/30/2015	Parent Common Stock
RSU**	200,000	9/30/2014	9/30/2015	Parent Common Stock
RSU***	200,000	9/30/2015	9/30/2020	Parent Common Stock
RSU***	200,000	9/30/2016	9/30/2020	Parent Common Stock
RSU***	200,000	9/30/2017	9/30/2020	Parent Common Stock
RSU***	200,000	9/30/2018	9/30/2019, 2020 & 2021	Parent Common Stock
RSU***	200,000	9/30/2019	9/30/2020, 2021 & 2022	Parent Common Stock

TOTAL	2,627,250

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*	Each RSU marked with an * was granted pursuant to the Long-Term Retention and Deferral Arrangement.
**	Each RSU marked with an ** is committed to be granted pursuant to the Long-Term Retention and Deferral Arrangement.
***	Each RSU marked with an *** is committed to be granted pursuant to the Executive’s Employment Agreement, as amended.

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